Exhibit 99

News Release

Photo Release — Capstone Acquires Calnetix Power Solutions 100kW Microturbine Business and Enters Into an Exclusive Agreement to Distribute the 125kW Zero Emission Waste Heat Recovery Generator

CHATSWORTH, Calif., Feb 2, 2010 (GlobeNewswire via COMTEX) — Capstone Turbine Corporation (www.capstoneturbine.com)(Nasdaq:CPST), the world’s leading clean technology manufacturer of microturbine energy systems, today announced it has acquired the TA100 microturbine product line from Calnetix Power Solutions, Inc. (“CPS”) and entered into a Manufacturing Sub-contract agreement and an Original Equipment Manufacturer (“OEM”) agreement with selected exclusive rights to package a combined microturbine and Waste Heat Recovery Generator (“WHG”) product.

Under the purchase agreement Capstone acquired, subject to certain reserved rights relating to an existing license retained by CPS, all of the rights and assets related to the manufacture and sale of the CPS TA100 100kW microturbine generator including intellectual property, designs, tooling, drawings, patents, know-how, distribution agreements and supply agreements. Under a separate agreement Capstone and CPS also entered into a Manufacturing Sub-contract arrangement under which CPS will continue to manufacture the TA100 turbines for Capstone from existing CPS TA100 backlog and selected new orders received. CPS had approximately $7.5 million in product and aftermarket parts backlog at the time of closing.

“The CPS TA100 microturbine is most similar to the Capstone product design as compared to other products in the industry and the 100kW rating fits nicely between our 65kW and 200kW product offerings,” stated Darren Jamison, Capstone’s President and Chief Executive Officer. “By acquiring the CPS TA100 product we not only strengthen Capstone’s suite of microturbine products but also add approximately 24 more distributors and business partners bringing Capstone’s total number of distributors and partners to over 90 worldwide,” added Jamison. “Our goal continues to be to develop and strengthen our distribution channels worldwide and to grow each distribution partner to approximately $3 to $5 million in annual Capstone sales.”

“The acquisition of CPS’s TA100 not only broadens Capstone’s product line and distribution channel but also brings Capstone 26 additional technology patents to our 98 U.S. patents,” stated Mark Gilbreth, Capstone’s Executive Vice President of Operations and Chief Technology Officer. “In particular the CPS stand-alone recuperator and combustion designs are of interest to Capstone as we look to provide lower cost, smaller footprint, low emission solutions in the hybrid electrical vehicle markets,” added Gilbreth.

Upon closing of the asset purchase agreement Capstone issued CPS approximately 1.6 million shares of Capstone common stock with an additional number of shares to be issued six months after the closing date. At the end of the manufacturing sub-contract period Capstone has agreed to purchase any remaining TA100 microturbine inventory that was not consumed as part of the TA100 manufacturing process and is not considered in excess or obsolete.

“It was critical that this acquisition be structured in such a way as to positively impact Capstone’s cash position and not impact our ability to manufacture our current product backlog,” said Edward Reich, Capstone Executive Vice President and Chief Financial Officer. “As structured, I look for this acquisition to have a positive impact on revenue, backlog and cash in the current quarter and beyond,” added Reich.

Capstone and CPS also entered into a three-year OEM agreement under which CPS will supply its new, innovative, 125kW waste heat recovery generator system. In exchange for certain minimum purchase requirements, Capstone will have exclusive rights to sell the zero emission waste heat generator for all microturbine applications and for applications below 500kW where the source of heat is the exhaust of a reciprocating engine used in a landfill application.

“The 125kW waste heat recovery generator can be directly fired by the exhaust of six Capstone C65’s or two Capstone C200’s to provide over 500kW of clean and efficient green power when an end use customer has no other economic use for the thermal energy,” said Jim Crouse, Capstone’s Executive Vice President of Sales and Marketing. “The ability to harness 125kW of additional exhaust driven electricity will add over 7% to the total system efficiency of our current products and make Capstone even more competitive in the landfill, digester and other markets,” added Crouse.

Under the terms of the OEM agreement Capstone anticipates selling eight systems in the first year, twenty four in the second year and forty in the third year. Maintaining exclusivity rights is linked to meeting these annual sales targets.

“CPS is extremely pleased to enter this long term strategic relationship with Capstone and to move from a competitive relationship to a collaborative relationship. By doing so we will leverage the combined companies’ microturbine and waste heat recovery technologies,” stated Brad Garner President of CPS. “The ability for both companies to work together to grow top line revenue without either adding significant additional operating costs should improve the profitability of both companies,” added Garner. “CPS is looking forward to leveraging the existing Capstone worldwide distribution channel and well known brand to quickly grow the market acceptance of our new waste heat recovery generator.”

Conference Call

Capstone and CPS will host a conference call today February 2, 2010 at 4:45 p.m. Eastern Standard Time to discuss the details of the asset purchase agreement, sub contract manufacturing agreement and OEM agreement. Access to the live broadcast and a replay of the webcast will be available for 30 days through the Investor Relations page on Capstone’s website: www.microturbine.com.

About Calnetix Power Solutions Inc.

Calnetix Power Solutions (www.calnetixps.com) is a premier manufacturer of green, energy efficient waste heat recovery systems for renewable and distributed energy markets. The Company’s WHG 125 product which can be used in a variety of industrial heat source applications, generates 125 kW of gross electricity with no fuel costs and zero emissions. Calnetix Power Solutions is a wholly owned subsidiary of Calnetix, Inc. a privately held company headquartered in Cerritos, California. Calnetix, Inc. is a global leader in high speed, high efficiency, permanent magnet electric motors and generators, magnetic bearings, and high frequency power electronics. To learn more about the parent company Calnetix, please visit www.calnetix.com. For further information contact cglynn@calnetix.com.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world’s leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 5,000 Capstone MicroTurbine(R) systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency’s Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation’s energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2000 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York metro area, Mexico City, Nottingham, Shanghai, Singapore and Tokyo.

This press release contains “forward-looking statements,” as that term is used in the federal securities laws, about adding distributors and increasing revenue and profitability, additional patents, improvement in cash position and backlog, additional product efficiency and competitiveness and cost control. Forward-looking statements may be identified by words such as “expects,” “objective,” “intend,” “targeted,” “plan” and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone’s filings with the Securities and Exchange Commission that may cause Capstone’s actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

“Capstone Turbine Corporation” and “Capstone MicroTurbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

The photo is also available at Newscom, www.newscom.com, and via AP PhotoExpress.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: Capstone Turbine Corporation

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Capstone Turbine Corporation
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